Exhibit 99.1

For further information contact:

Douglas Dynamics, Inc.

Bob McCormick

414-362-3868

investorrelations@douglasdynamics.com

DOUGLAS DYNAMICS ANNOUNCES RECORD 2015 RESULTS

4Q Results Driven by Strength in both Henderson and the Core Business;

Performance Reflects Ongoing Impact of Douglas Dynamics Management System (“DDMS”)

Highlights:

•                  The Company produced fourth quarter 2015 net sales of $118.8 million, a 19% increase compared to 4Q14

•                  Generated fourth quarter earnings per diluted share of $0.66, compared to $0.58 for the comparable quarter in the prior year

•                  Reported record full year 2015 net sales of $400.4 million, an increase of 32% compared to 2014

•                  Record full year 2015 Adjusted EBITDA of $96.5 million, compared to $87.9 million in 2014

•                  Separately, both the core business and Henderson produced record results in 2015

•                  Q1 2016 quarterly dividend increased 5.6% to $0.235 per share

March 7, 2016 — Milwaukee, Wisconsin — Douglas Dynamics, Inc. (NYSE: PLOW), North America’s premier manufacturer of vehicle attachments and equipment today announced financial results for the fourth quarter and full year ended December 31, 2015.

Fourth Quarter Results

For the fourth quarter of 2015, net sales were $118.8 million, representing an 18.7% increase over the fourth quarter of 2014 net sales of $100.1 million. The increase reflects the addition of Henderson Products and strong in-season shipments of equipment and service parts in the core business.

James L. Janik, Chairman, President and Chief Executive Officer of the Company commented, “We are very pleased with our results for the fourth quarter, especially as winter got off to a very slow start in our core markets. The fact we were still able to produce a very strong fourth quarter indicates that near-term pent up demand continued to unwind. While winter storm Jonas was a significant weather event, snowfall is still substantially below average across North America this winter.”

Janik added, “At the start of 2015, we did not expect to produce another record year following a fantastic performance in 2014. However, we were able to do just that because of the relentless determination of our team, the ongoing execution of DDMS, the acceptance of new products introduced in 2015, and the continued release of pent up demand in the market. Incredibly, both

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PRIVILEGED AND CONFIDENTIAL

our core business and Henderson built upon their record 2014 performance and separately produced record results again in 2015.”

“Since acquiring Henderson at the end of 2014, we have been very impressed with the financial performance of the business, the entire team at Henderson. More importantly, the level of collaboration between teams and acceptance of DDMS has exceeded our expectations. With the initial integration complete, we look forward to building upon our success and meeting the considerable demand for Henderson’s market leading products and services in the years to come,” Janik concluded.

Net income was $15.1 million, or $0.66 per diluted share based on weighted average shares of 22.4 million, in the fourth quarter of 2015 compared to net income of $13.0 million, or $0.58 per diluted share based on weighted average shares of 22.2 million, in the fourth quarter of 2014.

Full Year Results

For the full year 2015, net sales were a record $400.4 million, compared to $303.5 million in 2014. This increase was primarily driven by the addition of Henderson Products plus increased sales of both equipment units and parts and accessories in the core business.  Sales of parts and accessories increased to $51.0 million for the full year 2015 compared to $49.3 million in 2014.

For the full year, gross profit increased from $116.3 million in 2014 to $132.9 million in 2015. This increase was driven primarily by the addition of Henderson Products and slightly higher unit volume in the core business.

Net income was $44.2 million, or $1.94 per diluted share based on weighted average shares of 22.3 million shares, for the full year 2015. This compares to net income of $40.0 million, or $1.77 per diluted share based on weighted average shares of 22.2 million shares, for the full year 2014. Again, the increase was driven primarily by the addition of Henderson Products and slightly higher unit volume in the core business.  The full-year 2015 and 2014 results included certain non-cash purchase accounting adjustments attributable to the acquisition of Henderson Products in December 2014 and TrynEx International in May 2013.

The Company reported Adjusted EBITDA of $96.5 million for the full year 2015, compared to Adjusted EBITDA of $87.9 million for the full year 2014.

The effective tax rate for the full year 2015 was 33.3%, which is lower than previously expected due to the release of valuation allowances in several states.

Balance Sheet and Liquidity

For the full year 2015, the Company reported net cash provided by operating activities of $56.5 million compared to net cash provided by operating activities of $53.7 million in 2014. As Henderson Products was acquired on December 31, 2014, Douglas Dynamics assumed all of its assets and liabilities on that date, which is reflected in the attached Consolidated Balance Sheet.

Inventory was $51.6 million at the end of the fourth quarter of 2015, compared to $48.2 million at the end of 2014. The increase partially relates to the opening of a new Henderson upfit facility in Missouri in July 2015.

Accounts receivable at the end of 2015 were $67.7 million. This compares to $60.9 million at the end of the fourth quarter of 2014. The change was primarily driven by higher sales volume compared to the previous year.

The Company maintained cash on hand at December 31, 2015 of $36.8 million, compared to $24.2 million at the end of 2014. The increase in cash on hand returns the Company towards its more historical cash balance following the acquisition of Henderson Products at the end of 2014 and provides increased liquidity for funding the quarterly dividend and potential acquisitions.

Dividend Policy

As previously reported, on December 10, 2015 the Company declared a quarterly cash dividend of $0.2225 per share on its common stock. The dividend was paid on December 31, 2015, to stockholders of record as of the close of business on December 21, 2015.

The Company also has announced that its board of directors approved and declared a quarterly cash dividend increase of 5.6%, to $0.235 per share of the Company’s common stock. The declared dividend will be paid on March 31, 2016 to stockholders of record as of the close of business on March 21, 2016.

Mr. Janik noted, “Based on our tremendous results in 2015, the general outlook for the industry, plus our continued financial strength, the Board and management agreed it is appropriate to increase the dividend in 2016 by a larger amount than in previous years. We are proud that our performance and financial management has allowed us to increase the dividend eight times in less than six years as a public company. The increase was decided upon by analyzing our ability to fund the dividend for the foreseeable future, which the Board then weighed against other redistribution options and future potential investment opportunities. Our primary capital allocation goal remains the same; to return excess capital to shareholders via a robust dividend which can be sustained in all market environments.”

Outlook

Based on 2015 results, the overall economic climate, dealer sentiment, current snowfall and industry trends, the Company is providing the following financial outlook:

•                  Net sales for the full year 2016 are expected to range between $310 million and $370 million.

•                  Adjusted EBITDA is predicted to range from $55 million to $85 million.

•                  Earnings per share are expected to range from $1.05 per share to $1.65 per share.

•                  Included in the 2016 outlook is a benefit of approximately $10 million, which equates to approximately $0.27 per share, resulting from the recent favorable settlement of a lawsuit. The payment, which was received during the first quarter 2016, will be disclosed as a subsequent event in the Company’s Annual Report on Form 10-K for the year ending December 31, 2015.

It is important to note that the Company’s outlook assumes that the economy will remain stable and that the Company’s core markets will experience snowfall levels within average historical ranges.

Mr. Janik stated, “As we look to the future, we continue to see positive non-snowfall indicators in the market. Strong sales of light trucks, low gas prices and positive dealer sentiment all bode well for our business.  While winter isn’t over yet, so far we have seen substantially below average snowfall across North America. Following two consecutive years of record performance and extraordinary growth, the nature of our business and historical patterns indicate it is unlikely we will produce a third record year in 2016.  As always, we will focus on the factors within our control and believe we are very well positioned for future success. We believe that DDMS is a major differentiating factor for our company and we will expand its implementation to continually improve service levels and profitability.”

Webcast Information

The Company will host an investor conference call on Tuesday, March 8, 2016 at 10:00 a.m. Central Time. The conference call will be available via the Investor Relations section of the Company’s website at www.douglasdynamics.com.  To listen to the live call, please go to the website at least fifteen minutes early to register, download and install any necessary audio software.  For those who cannot listen to the live broadcast, an Internet replay will be available shortly after the call.

About Douglas Dynamics

Home to the most trusted brands in the industry, Douglas Dynamics is North America’s premier manufacturer of vehicle attachments and equipment. For more than 65 years, the Company has been innovating products that not only enable people to perform their jobs more efficiently and effectively, but also enable businesses to increase profitability. Our commitment to continuous improvement enables us to consistently produce the highest quality products and drive shareholder value. The Douglas Dynamics portfolio includes snow and ice management attachments sold under the FISHER®, WESTERN®, HENDERSON® and SNOWEX® brands. Additional information is available at www.douglasdynamics.com.

Use of Non-GAAP Financial Measures

This press release contains financial information calculated other than in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”).  The non-GAAP measure used in this press release is Adjusted EBITDA.

These non-GAAP disclosures should not be construed as an alternative to the reported results determined in accordance with GAAP.

Adjusted EBITDA represents net income before interest, taxes, depreciation and amortization, as further adjusted for stock based compensation, loss on extinguishment of debt, non-cash purchase accounting adjustments and certain charges related to certain unrelated legal fees and consulting fees.  The Company uses, and believes its investors benefit from the presentation of, Adjusted EBITDA in evaluating the Company’s operating performance because Adjusted EBITDA provides the Company and its investors with additional tools to compare its operating performance on a consistent basis by removing the impact of certain items that management believes do not directly reflect the Company’s core operations. In addition, the Company believes that Adjusted EBITDA is useful to investors and other external users of its consolidated financial statements in evaluating the Company’s operating performance as compared to that of other companies, because it allows them to measure a company’s operating performance without regard to items such as interest expense, taxes, depreciation and amortization, which can vary substantially from company to company depending upon accounting methods and book value of assets and liabilities, capital structure and the method by which assets were acquired. The Company’s management also uses Adjusted EBITDA for planning purposes, including the preparation of its annual operating budget and financial projections, and to evaluate the Company’s ability to make certain payments, including dividends, in compliance with its senior credit facilities, which is determined based on a calculation of “Consolidated Adjusted EBITDA” that is substantially similar to adjusted EBITDA.

Consistent with Regulation G under the U.S. federal securities laws, the non-GAAP measure in this press release has been reconciled to the nearest GAAP measure, and this reconciliation is located under the heading “Net Income to Adjusted EBITDA Reconciliation” following the Consolidated Statements of Cash Flows included in this press release.

Forward Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. These statements include information relating to future events, future financial performance, strategies, expectations, competitive environment, regulation, product demand, the payment of dividends, and availability of financial resources.  These statements are often identified by use of words such as “anticipate,” “believe,” “intend,” “estimate,” “expect,” “continue,” “should,” “could,” “may,” “plan,” “project,” “predict,” “will” and similar expressions and include references to assumptions and relate to our future prospects, developments and business strategies.  Such statements involve known and unknown risks, uncertainties and other factors that could cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements.  Factors that could cause or contribute to such differences include, but are not limited to, weather conditions, particularly lack of or reduced levels of snowfall and the timing of such snowfall, a significant decline in economic conditions, our inability to maintain good relationships with our distributors,  lack of available or favorable financing options for our end-users or distributors, increases in the price of steel or other materials necessary for the production of our products that cannot be passed on to our distributors, increases in the price of fuel, the inability of our suppliers to meet our volume or quality requirements, inaccuracies in our estimates of future demand for our products, our inability to protect or continue to build our intellectual property portfolio, the effects of laws and regulations and their interpretations on our business and financial condition, our inability to develop new products or improve upon existing products in response to end-user needs, losses due to lawsuits arising out of personal injuries associated with our products, factors that could impact the future declaration and payment of dividends, our inability to compete effectively against competition, our inability to achieve the projected financial performance with the assets of TrynEx Inc., which we acquired in 2013, or the business of Henderson Enterprises Group, Inc., which we acquired in 2014, and unexpected costs or liabilities related to such acquisitions, as well as those discussed in the section entitled “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2014. You should not place undue reliance on these forward-looking statements.  In addition, the forward-looking statements in this release speak only as of the date hereof and we undertake no obligation, except as required by law, to update or release any revisions to any forward-looking statement, even if new information becomes available in the future.

Financial Statements

Douglas Dynamics, Inc.

Consolidated Balance Sheets

(In thousands)

	December 31,	December 31,
	2015	2014
	(unaudited)	(audited)

Assets
Current assets:
Cash and cash equivalents	$36,844	$24,195
Accounts receivable, net	67,707	60,918
Inventories	51,584	48,248
Refundable income taxes paid	4,850	—
Deferred income taxes	6,154	7,004
Prepaid and other current assets	2,104	2,156
Total current assets	169,243	142,521

Property, plant, and equipment, net	42,636	37,546
Goodwill	160,932	160,962
Other intangible assets, net	127,647	135,009
Deferred financing costs, net	2,337	2,485
Other long-term assets	2,708	1,920
Total assets	$505,503	$480,443

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$14,555	$9,753
Accrued expenses and other current liabilities	25,549	33,670
Income taxes payable	—	642
Current portion of long-term debt	1,629	1,629
Total current liabilities	41,733	45,694

Retiree health benefit obligation	6,656	6,774
Pension obligation	10,839	12,316
Deferred income taxes	54,932	49,853
Long-term debt, less current portion	184,843	186,471
Other long-term liabilities	6,004	6,046

Total shareholders’ equity	200,496	173,289
Total liabilities and shareholders’ equity	$505,503	$480,443

Douglas Dynamics, Inc.

Consolidated Statements of Income

(In thousands, except share and per share data)

	Three Month Period Ended		Twelve Month Period Ended
	December 31, 2015	December 31, 2014	December 31, 2015	December 31, 2014
	(unaudited)		(unaudited)

Net sales	$118,810	$100,054	$400,408	$303,511
Cost of sales	80,259	61,358	267,545	187,185
Gross profit	38,551	38,696	132,863	116,326

Selling, general, and administrative expense	12,923	12,482	48,150	38,306
Intangibles amortization	1,752	1,455	7,362	5,803

Income from operations	23,876	24,759	77,351	72,217

Interest expense, net	(2,838)	(2,122)	(10,895)	(8,129)
Loss on extinguishment of debt	—	(1,870)	—	(1,870)
Other expense, net	(4)	(85)	(193)	(221)
Income before taxes	21,034	20,682	66,263	61,997

Income tax expense	5,893	7,651	22,087	22,036

Net income	$15,141	$13,031	$44,176	$39,961

Less: Net income attributable to participating securities	201	212	604	609
Net income attributable to common shareholders	$14,940	$12,819	$43,572	$39,352

Weighted average number of common shares outstanding:
Basic	22,373,098	22,197,609	22,329,044	22,168,500
Diluted	22,373,098	22,218,788	22,341,775	22,188,846

Earnings per share:
Basic earnings per common share attributable to common shareholders	$0.67	$0.58	$1.95	$1.78
Earnings per common share assuming dilution attributable to common shareholders	$0.66	$0.58	$1.94	$1.77
Cash dividends declared and paid per share	$0.22	$0.22	$0.89	$0.87

Douglas Dynamics, Inc.

Consolidated Statements of Cash Flows

(In thousands)

	Twelve Month Period Ended
	December 31, 2015	December 31, 2014
	(unaudited)	(audited)

Operating activities
Net income	$44,176	$39,961
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	12,281	9,225
Inventory step up of acquired business included in cost of sales	1,956	—
Amortization of deferred financing costs and debt discount	720	759
Loss on extinguishment of debt	—	1,870
Loss recognized on assets held for sale	—	67
Stock-based compensation	3,275	2,868
Provision for losses on accounts receivable	305	577
Deferred income taxes	5,807	(326)
Earnout liability	623	947
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(7,094)	(4,201)
Inventories	(5,292)	(3,963)
Prepaid and other assets and refundable income taxes paid	(5,886)	2,085
Accounts payable	4,802	(3,199)
Accrued expenses and other current liabilities	3,138	6,595
Benefit obligations and other long-term liabilities	(2,346)	482
Net cash provided by operating activities	56,465	53,747

Investing activities
Capital expenditures	(10,009)	(5,254)
Proceeds from sale of equipment and assets held for sale	—	1,018
Acquisition of businesses	(11,818)	(86,693)
Net cash used in investing activities	(21,827)	(90,929)

Financing activities
Shares withheld on restricted stock vesting paid for employees’ taxes	(27)	(97)
Proceeds from exercise of stock options	111	—
Payments of financing costs	—	(2,132)
Dividends paid	(20,173)	(19,598)
Short term borrowings, net	—	(13,000)
Borrowings long-term debt	—	188,100
Repayment of long-term debt	(1,900)	(111,760)
Net cash provided by (used in) financing activities	(21,989)	41,513
Change in cash and cash equivalents	12,649	4,331
Cash and cash equivalents at beginning of year	24,195	19,864
Cash and cash equivalents at end of year	$36,844	$24,195

Douglas Dynamics, Inc.

Net Income to Adjusted EBITDA reconciliation (unaudited)

(in thousands)

	Three month period ended December 31,		Twelve month period ended December 31,
	2015	2014	2015	2014

Net income	$15,141	$13,031	$44,176	$39,961

Interest expense - net	2,838	2,122	10,895	8,129
Income tax expense	5,893	7,651	22,087	22,036
Depreciation expense	1,336	885	4,919	3,422
Amortization	1,752	1,455	7,362	5,803
EBITDA	26,960	25,144	89,439	79,351

Stock based compensation	535	725	3,275	2,868
Loss on extinguishment of debt	—	1,870	—	1,870
Purchase accounting (1)	101	135	2,613	945
Other charges (2)	211	1,767	1,212	2,898
Adjusted EBITDA	$27,807	$29,641	$96,539	$87,932

(1) -  Reflects $34 and $67 in earnout compensation expense related to Henderson and TrynEx, respectively, in the three months ended December 31, 2015. Reflects $322 and $1,956 in earn out compensation expense related to Henderson and inventory step up related to Henderson included in cost of sales in the twelve months ended December 31, 2015, respectively.   Reflects $335 in earnout compensation expense related to TrynEx in the twelve months ended December 31, 2015.  Reflects $135 and $945 in earnout compensation expense  in the three and twelve months ended December 31, 2014, respectively.

(2) - Reflects $211 and $1,767 of unrelated legal and consulting fees for the three months ended December 31, 2015 and 2014, respectively, and $1,212 and $2,898 for the twelve months ended December 31, 2015 and 2014, respectively.